Exhibit 10(h)ii

                                Final Agreement

This agreement is entered into this 5th of September 2002 by and among Huayang
International Holdings, Inc. (Buyer), a public held corporation organized in the
State of Nevada, and Mr. Zheng Hongwei (Seller), a citizen and resident of
China.

According to the 7/5/02 Acquisition Agreement between Huayang, Mr. Zheng and
Jaihe, Huayang will acquire all the Jaihe's stocks from Mr. Zheng. After signing this Final Agreement, the acquisition will be completed. Huayang and Mr. Zheng agreed as follows:

   A. Huayang will acquire Jaihe by giving Huayang's 1,900,000 shares of stocks
   B. Huayang will own 99% of Jaihe. The remaining 1% will belong to Haitong
   C. Huayang will acquire Jaihe's assets including land use right, Jaihe warehouse and approved GMP certificate. Although the value of the land use right, Jaihe's warehouse and GMP certificate haven't been recorded and included in the Jaihe's financial statements, they already belong to
      Jaihe. Mr. Zheng is responsible to complete all the legal procedures of transferring the name of the listed properties to Jaihe before 12/31/01 or required timeline by Huayang.
   D. If Mr. Zheng can not complete the above legal procedures, Mr. Zheng agreed that Huayang can make necessary change of shares of stocks given to Mr. Zheng in exchange of Jaihe or withdraw from this acquisition agreement.
   E. After Mr. Zheng completes transferring and recording the value land use right, Jaihe warehouse and GMP certificate to Jaihe, it will adjust directly to Jaihe's assets and reserve fund. It should not create any liabilities between Huayang or Jaihe and Mr. Zheng.

Buyer: Huayang International Holdings, Inc.

Seller: Mr. Zheng Hongwei